Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of our reports dated February 25, 2022, with respect to the consolidated financial statements of Liberty Broadband Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

Description	Registration Statement No.	Description
S-8	333-200436	Liberty Broadband Corporation Transitional Stock Adjustment Plan, as amended
S-8	333-200438	Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), as amended
S-8	333-233258	Liberty Broadband Corporation 2019 Omnibus Incentive Plan
S-3ASR	333-251569	Registration of shares of Liberty Broadband Corporation’s Series C Common Stock
S-8	333-251570	GCI Liberty, Inc. Transitional Stock Adjustment Plan; GCI 401(k) Plan; GCI Liberty, Inc. 2018 Omnibus Incentive Plan; Liberty Broadband Corporation 2019 Omnibus Incentive Plan, as amended

/s/ KPMG LLP

Denver, Colorado
February 25, 2022